Exhibit 4.3

AMENDMENT NO. 2 TO

AMENDED AND RESTATED RIGHTS AGREEMENT

Amendment No. 2, dated as of August 16, 2003 (the “Amendment”), to the Amended and Restated Rights Agreement, dated as of April 6, 2001, as amended (the “Rights Agreement”), between SPS Technologies, Inc., a Pennsylvania corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may, after the Rights Dividend Declaration Date (as defined in the Rights Agreement) and prior to the Distribution Date (as defined in the Rights Agreement), amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 26 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Section 1.

(a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

(t) “Acquisition Sub” shall mean Star Acquisition, LLC, a Pennsylvania limited liability company.

(u) “Merger” shall have the meaning set forth in the Merger Agreement.

(v) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of August 16, 2003, by and among the Company, Parent and Acquisition Sub, as it may be amended from time to time.

(w) “Parent” shall mean Precision Castparts Corporation, an Oregon corporation.

(x) “Voting Agreements” shall mean: (i) that certain voting agreement to be entered into as of the date hereof between Parent, Tinicum Investors, Eric M. Ruttenberg, RIT Capital Partners PLC and Putnam R. Crafts, Jr., and (ii) that certain revocable voting agreement to be entered into as of the date hereof between Parent and the Employee Benefits Committee of the Board of Directors of the Company, in its capacity as fiduciary of the Company’s Defined Benefit Trust.

(b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the execution and delivery of the Voting Agreements, and (iv) the exercise by the parties thereto of their respective rights under the Voting Agreements, shall be deemed to result in Parent, Acquisition Sub or any other Person becoming an Acquiring Person.”

(c) The definition of “Exempted Person” in Section 1(i) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Voting Agreements and (ii) the exercise by the parties thereto of their respective rights under the Voting Agreements, shall cause the group known as “Tinicum Enterprises/Tinicum Investors,” as such group may be reconstituted from time to time by Affiliates and Associates of Persons in such group, to cease to be an Exempted Person.”

2. Amendment to Section 2. The first sentence of Section 2 of the Rights Agreement is hereby amended to delete the following words:

“and the trustee for the beneficial owners of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)”

3. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the execution and delivery of the Voting Agreements, and (iv) the exercise by the parties thereto of their respective rights under the Voting Agreements.”

4. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(a) Subject to subsection (e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (except as provided in Section 11(q) hereof) with respect to the total number of Preferred Share Fractions (or Common Shares, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable (except as provided in Section 11(q) hereof), at or prior to the earlier of (i) the Close of Business on November 21, 2008 (the “Stated Expiration Date”), (ii) the time at which the Rights are redeemed or terminated as provided in Section 23 hereof, and (iii) the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), or (iii) being herein referred to as the “Expiration Date”).”

5. Amendment to Section 20(c). Section 20(c) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage.”

6. Authority. The Company represents and warrants that it has full power and authority to execute and deliver this Amendment and to perform the transactions contemplated hereunder.

7. Termination of Amendment. Upon the termination of the Merger Agreement in accordance with its terms and without any further action on the part of any of the parties hereto, as of the date of such termination, this Amendment shall become null and void and of no further force or effect. The Company hereby agrees to promptly notify the Rights Agent in writing if the Merger Agreement has terminated in accordance with its terms and this Amendment is null and void and of no further force or effect, and the Rights Agent may rely conclusively upon such notification without any duty or obligation to investigate or inquire whether the Merger Agreement was in fact terminated in accordance with its terms.

8. Effectiveness. Subject to Section 6 hereof, this Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

9. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SPS TECHNOLOGIES, INC.

By:	/s/ JAMES D. DEE
Name:	James D. Dee, Esq.
Title:	Vice President, General Counsel and Secretary

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ KATHLEEN E. KENNELLY
Name:	Kathleen E. Kennelly
Title:	Vice President

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